Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2009 relating to the financial statements of Mass Hysteria Entertainment Company, Inc. which appear in the Annual Report on Form 10-K of Mass Hysteria Entertainment Company, Inc. for the year ended November 30, 2008.

/s/ Malone & Bailey LLP
Malone & Bailey LLP
Houston, Texas

Dated: February 17, 2011